EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made effective as of January 11, 2007 (the "EFFECTIVE DATE"), and is entered into by and between NEOLINK WIRELESS CONTENT, INC., a Nevada corporation ("COMPANY"), whose address for notice purposes is 2580 Anthem Village Dr., Henderson, NV 89052, and DONALD
R. BECK, an individual ("EXECUTIVE"), whose address for notice purposes is in care of Michael Wolf, Esq., at Wolf, Rifkin, Shapiro & Schulman, LLP, 11400 W. Olympic Blvd., Ninth Floor, Los Angeles, California 90064.

      WHEREAS, Executive possesses valuable knowledge and skills which are relevant to the operation of Company's business;

      WHEREAS, Company desires to provide for the employment of Executive, and Executive is willing serve as an executive of Company, on the terms and conditions herein provided;

      WHEREAS, concurrently with the execution and delivery of this Agreement, Strategic Gaming Investments, Inc., a Delaware corporation ("SGI"), and Company, which shall be a wholly-owned subsidiary of SGI, on the one hand, and the Company, on the other hand, of which Executive is the principal shareholder, are entering into that certain Merger and Share Exchange Agreement (the "MERGER AGREEMENT");

      WHEREAS, SGI is acquiring 100% of the issued and outstanding capital stock of the Company, which SGI will continue to operate in the same manner as previously operated by Executive;

      WHEREAS, pursuant to the Merger Agreement, Company shall become a wholly-owned subsidiary of SGI; and

      WHEREAS, Company desires to hire Executive, and Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Company and Executive agree as follows:

      1. EMPLOYMENT PERIOD. Executive shall be employed by Company, in accordance with the terms and provisions of this Agreement, commencing on the Effective Date and ending at midnight on the second anniversary of this Agreement, unless sooner terminated in accordance with the provisions of
Section 3 or Section 4 below or extended by mutual agreement of the parties (the "EMPLOYMENT PERIOD").



      1. TERMS OF EMPLOYMENT.

            A. POSITION AND DUTIES. During the Employment Period, Executive shall be employed by Company as its President and Chief Executive Officer, and Executive accepts and agrees to such employment. During the Employment Period, Executive shall perform all services and acts necessary and advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. Executive shall have such powers and duties with respect to his position as President and Chief Executive Officer as may reasonably be assigned to Executive, to the extent consistent with Executive's position and status, and to the extent consistent with those powers and duties which Executive customarily previously exercised in connection with Company's business. Executive shall have day-to-day control over Company. Executive shall devote sufficient time and attention to the affairs and business of Company sufficient to execute Company's operational plan (the "OPERATING PLAN"), as such Plan is mutually determined by the Executive and Company's Board of Directors. During the Employment Period, it shall not be a violation of this Agreement for Executive to: (a) serve on corporate, civic, charitable, and professional association boards or committees; (b) deliver lectures or fulfill speaking engagements; and (c) manage personal investments, so long as such activities are not competitive with Company or SGI, do not create a conflict of interest and do not unreasonably prevent or hinder Executive from performing the services required hereunder; provided, however, that this Subpart (c) of
Section 2(A) shall not be deemed violated in the event that Executive passively invests in a publicly traded entity that is competitive with Company or SGI, so long as such investment represents less then 5% of the outstanding equity of such company on a fully diluted basis. Executive's employment with Company under this Agreement shall be Executive's exclusive employment during the Employment Period.

            B.    COMPENSATION.

                  (i) ISSUANCE OF SHARES. In consideration of Executive's services on Company's behalf, Company shall cause SGI to issue to Executive 120,000 shares of SGI common stock for the term of the Employment Period (collectively, the "SHARES"). The Shares shall accrue during each year of the Employment Period and shall be issued to Executive on two issuance dates, the first of which to occur on January 15, 2008, for 60,000 shares of SGI common stock, and the second of which to occur on January 15, 2009, for 60,000 shares of SGI common stock. Immediately upon the issuance of the Shares to Executive on each issuance date, the Shares so issued shall become subject to that certain Registration Rights Agreement attached as Exhibit B to the Merger Agreement



                  (ii) EXPENSES. Company shall reimburse Executive for all reasonable employment-related expenses incurred by Executive during the Employment Period in accordance with the policies, practices and procedures of Company as in effect generally from time to time after the Effective Date.

                  (iii) VACATION AND SICK LEAVE. During each calendar year of the Employment Period, Executive shall receive four (4) weeks of paid vacation and sick leave in accordance with Company policy, each pro rated for any partial year.

                  (iv) OTHER BENEFITS. During the Employment Period, Executive shall be eligible to receive such other benefits as Company provides to other Company executives of similar rank to Executive, on such terms as Company provides such benefits to such other executives.

                  (v) STOCK OPTIONS. Company shall ensure that, during the Employment Period, Executive be eligible to participate in such stock option plans of SGI that may be made available from time to time to SGI executives of similar rank to Executive; provided, however, the level, terms and conditions of such participation shall be determined solely by the board of directors and compensation committee of SGI.

                  (vi) WITHHOLDINGS. All payments made to Executive hereunder shall be subject to all applicable state and federal tax-related withholding obligations, as required by applicable law.

      3. EARLY TERMINATION OF EMPLOYMENT BY COMPANY. Company may terminate this Agreement and Executive's employment hereunder during the Employment Period for Cause (as defined below) or immediately upon Executive's death or Permanent Disability (as defined below), subject to applicable state or federal law.

            A. FOR CAUSE. For purposes of this Agreement, "CAUSE" means (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a crime or the guilty or nolo contendre plea of Executive to any such crime; (ii) fraudulent conduct or a breach of trust on the part of Executive in connection with the business of Company or any of its affiliates or subsidiaries; (iii) violation of any Company policy of which Executive is aware and is given a period of ten (10) business days' prior written notice and opportunity to cure the same during such period; (iv) failure, neglect, or refusal by Executive to engage in diligent efforts to properly discharge, perform or observe any or all of Executive's job duties for any reason other than Company's material breach of this Agreement, which failure, neglect, or refusal continues after ten (10) business days' prior written notice from Company; or (v) any material breach or failure by Executive to comply with any of the provisions of this Agreement applicable to him and which is not remedied within ten (10) business days after written notice thereof from Company.

            A. PERMANENT DISABILITY. For purposes of this Agreement, "PERMANENT DISABILITY" means that Executive is unable to perform the essential functions of his job, with or without reasonable accommodation, for a total of ninety
(90) days out of any six (6) month period.

      4. EARLY TERMINATION OF EMPLOYMENT BY EXECUTIVE. Executive may terminate this Agreement and Executive's employment hereunder for Good Reason (as hereinafter defined). For purposes of this Agreement, "GOOD REASON" means, in the absence of the advance written consent of Executive, that any of the following has occurred:

            A. The assignment to Executive of duties materially inconsistent with Executive's position (including titles and reporting requirements, authority, duties or responsibilities as contemplated by Section 2(A) of this Agreement), or any other action by Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by Company promptly after receipt of written notice thereof;

            B. Any failure by Company to comply with any of the provisions of this Agreement or any provisions of any other agreement or contract to which Executive and Company are parties (including any document that is being executed in connection with the Merger Agreement), other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof, which failure to comply is not remedied within ten (10) business days after written notice thereof from Executive;

            C. Any action taken by SGI which action has a materially adverse effect on the ability of Company or Executive to execute the Operating Plan or to perform their respective obligations under this Agreement; and

            D. Company's failure to obtain a written agreement from any successor or assignee of Company to assume and perform Company's obligations under this Agreement.

            Upon the occurrence of any of the events described in Sections 4(A), 4(B), 4(C) and 4(D) above, Executive shall be deemed to have waived any right to receive post termination benefits if he does not notify Company of his intention to resign within ninety (90) days after the occurrence of such event.




      5.    OBLIGATIONS OF COMPANY UPON EARLY TERMINATION.

            A. ISSUANCE OF SHARES; PAYMENT OF ACCRUED OBLIGATIONS. Immediately upon early termination of this Agreement for any reason other than a termination by Company for Cause, Company shall cause SGI to issue to Executive (or Executive's legal representative, if applicable) a certain number of the Shares calculated by multiplying 5,000 by the number of calendar months that this Agreement had remained in effect prior to such termination, then subtracting therefrom the number of the Shares previously issued to Executive hereunder. In addition, immediately upon early termination of this Agreement for any reason other than for Cause, Company shall cause SGI to issue to Executive (or Executive's legal representative, if applicable) the remaining number of the Shares that have not previously been issued to Executive. In addition to the foregoing, Company shall pay to Executive (or Executive's legal representative, if applicable) any and all amounts payable to Executive pursuant to Section 2(B) above which have accrued but are unpaid as of the date of such termination. Business expenses reimbursable under Company policy will be paid within thirty (30) days after the final submittal of outstanding business expenses, provided that Executive submit any outstanding business expenses within thirty (30) days after such date of termination. Vesting of any stock option under any applicable Stock Option Plan shall cease as of the date of such termination.

            B. NO OBLIGATION TO MITIGATE. Executive shall not be obligated to seek other employment by way of mitigation of damages or other amounts payable hereunder, nor shall any amounts that Executive may earn after the termination of Executive's employment constitute a reduction of, or offset against, the amounts required to be paid to Executive pursuant to this Section 5.

      6. NOTICE AND DATE OF TERMINATION. Any termination (whether or not for Cause or whether or not for Good Reason) shall be communicated by a written notice of termination to the other party, and may be sent via registered or certified mail, return receipt requested, postage prepaid or by facsimile transmission, or by electronic mail or by hand delivery. The date of such termination shall be either: (i) the date of transmission of such notice of termination by facsimile, e-mail or personal delivery; (ii) three (3) calendar days after the date of mailing by first class mail; or (iii) if Executive's employment is terminated by reason of Executive's death or Permanent Disability, the date of Executive's death or determination of Executive's Permanent Disability. Copies of all notices sent hereunder shall be forwarded to the following: to Executive, c/o Michael Wolf, Esq., Wolf, Rifkin, Shapiro & Schulman, LLP, 11400 W. Olympic Blvd, Ninth Floor, Los Angeles, California 90064; to the Company, c/o Gregory L. Hrncir, Esq., 4501 Hayvenhurst Ave., Encino, California 91436, with a copy to Lawrence S. Schroeder, Strategic Gaming Investments, Inc., 2580 Anthem Village Dr., Henderson, Nevada 89052.



         1. NON-COMPETITION. During the term of this Agreement, Executive shall not on his own behalf or the behalf of another:

            (i) own, manage, control, participate in, provide consulting services to, or be connected with the ownership, management, operation or control of, any business that is in competition with Company or SGI; provided, however, that Executive shall not be prohibited from owning less then 5% of the equity (on a fully diluted basis) of any publicly traded entity;

            (ii) solicit, or take any action to cause the solicitation of, any supplier, client, customer, contractor, vendor, agent or consultant of Company or SGI, or cause any of the same to discontinue business or cease such relationship; and

                  (i) solicit for employment, or employ or hire as an independent contractor, any person who is an employee of Company or SGI, or encourage such employee to terminate its employment with Company or SGI.

         1.    RIGHTS RELATING TO THE SHARES.

            A.    TAG ALONG RIGHTS.

                  (i) If certain of SGI's shareholders propose to enter into one transaction or multiple, related transactions to sell shares of SGI's common stock representing more than 50% of all of the issued and outstanding shares of SGI's common stock (a "MAJORITY STOCK SALE"), Executive shall have the right, but not the obligation, to include his Shares in the Majority Stock Sale, and if such right is exercised as set forth below, Company shall cause SGI to honor such right. The maximum number of Shares that Executive may include in the Majority Stock Sale shall be determined by multiplying the total number of shares of SGI's common stock proposed to be included in the Majority Stock Sale, by a fraction the numerator of which is the total number of Shares owned (which shares shall consist solely of vested shares as determined by Section 2(B)(i) above) by Executive that Executive elects, in writing pursuant to Section 8(A)(ii) below, to include in the Majority Stock Sale and the denominator of which is the total number of shares of SGI's common stock proposed to be included in the Majority Stock Sale plus the total number of Shares owned (which shares shall consist solely of vested shares as determined by Section 2(B)(i) above) by Executive that Executive elects, in writing pursuant to Section 8(A)(ii) below, to include in the Majority Stock Sale pursuant to Section 8(A)(ii) below.

                  (ii) Company shall notify Executive in writing (the "MAJORITY STOCK SALE NOTICE") of a Majority Stock Sale at least 20 days prior to the proposed date of the consummation of the Majority Stock Sale. Each Majority Stock Sale Notice shall describe the material terms of the Majority Stock Sale and the number of Shares that Executive may include in the Majority Stock Sale. If Executive elects to participate in the Majority Stock Sale, then Executive shall notify Company in writing of such election within 10 days after Company has delivered the Majority Stock Sale Notice, which notice shall set forth the number (not to exceed the amount calculated pursuant to Section 8(A)(i) above) of the Shares that Executive elects to include in the Majority Stock Sale. If Executive does not provide such notice within such time, then Executive shall be deemed to have waived his right to participate in the Majority Stock Sale.

            A. PIGGYBACK RIGHTS. If SGI proposes to register shares of common stock in accordance with the Securities Act of 1933, as amended (the "ACT"), and sell such shares in a bona fide underwritten offering of shares of SGI's common stock pursuant to an effective registration statement under Section 5 of the Act (the "OFFERING"), Company shall promptly give Executive written notice of such proposal. Upon Executive's written request given within ten days after Company notifies Executive of the Offering, Company shall include in the Offering a number of Executive's Shares determined by multiplying the total number of shares of SGI's common stock proposed to be included in the Offering, by a fraction the numerator of which is the total number of Shares owned (which shares shall consist solely of vested shares as determined by Section 2(B)(i) above) by Executive, and the denominator of which is the total number of outstanding shares of SGI's common stock.

         1. SPECIAL TAX ELECTION. THE GRANT OF THE SHARES TO EXECUTIVE PURSUANT TO THIS AGREEMENT MAY RESULT IN ADVERSE TAX CONSEQUENCES TO EXECUTIVE, WHICH CONSEQUENCES MAY BE MITIGATED BY FILING AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH ELECTION MUST BE FILED WITHIN 30 DAYS AFTER THE DATE OF GRANT. EXECUTIVE SHOULD CONSULT WITH HIS OWN TAX ADVISOR IN ORDER TO DETERMINE THE TAX CONSEQUENCES OF ACQUIRING THE SHARES AND THE EFFECT OF MAKING SUCH AN ELECTION. EXECUTIVE ACKNOWLEDGES THAT IT IS HIS OWN RESPONSIBILITY TO DETERMINE SUCH TAX CONSEQUENCES AND TO FILE A TIMELY ELECTION UNDER SECTION 83(B) OF THE CODE.

         2. ARBITRATION. To the fullest extent permitted by law, any controversy or claim past, present, or future, arising out of or relating to the hiring of Executive, Executive's employment, the termination of Executive's employment, this Agreement and/or the breach or termination of this Agreement that Company may have against Executive or that Executive may have against Company or against its officers, directors, employees or agents in their capacity as such or the breach hereof, shall be settled by a single arbitrator in arbitration conducted in Los Angeles County, California, in accordance with the National Employment Arbitration Rules of the American Arbitration Association ("AAA"). These rules are posted on the AAA's website, MACROBUTTON HtmlResAnchor www.adr.org. The arbitrators shall prepare a written award and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be final and binding. The arbitrator shall have the authority to settle such controversy or claim by finding that a party should be enjoined from certain actions or be compelled to undertake certain actions, and in such event such court may enter an order enjoining and/or compelling such actions as found by that arbitrator. Each party shall pay its own legal and other professional fees and costs in connection with the arbitration and Company shall pay the arbitrator's fees; however, to the extent permitted by law, the arbitrator may require the other party to pay the costs of the arbitration and/or the legal and other professional fees and costs incurred by the prevailing party in connection with such arbitration proceeding and any necessary court action.

      The claims covered by this arbitration provision include, but are not limited to, claims arising out of contract law, tort law, common law, defamation law, fraud law (including, without limitation, fraud in the inducement of contract), wrongful discharge law, privacy rights, statutory protections, constitutional protections, wage and hour law, California Labor Code protections, the California Fair Employment and Housing Act (which includes claims for discrimination or harassment on the basis of age, race, color, ancestry, national origin, disability, medical condition, marital status, religious creed, sexual orientation, pregnancy, and sex), any similar state discrimination law, the Federal Civil Rights Act of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans With Disabilities Act; claims for benefits (except claims under an employee benefit plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following section.

      Notwithstanding the foregoing, the parties expressly agree that claims Executive may have for workers' compensation, state unemployment compensation benefits, and state disability insurance are not covered by this Agreement. The parties also agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of this Agreement, pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled. The parties further expressly agree that this provision does not apply to any matter in which the amount in controversy falls within the jurisdiction of the Small Claims Division of the Municipal Courts of the State of California. Should such matter fall within the jurisdiction of the Small Claims Division of the Municipal Court of the State of California, then such matter shall be, and may only be, submitted to a Small Claims Division of the Courts of the State of California for Los Angeles County for determination.

         3. INDEMNITY. Company shall defend, protect, indemnify and hold harmless Executive and his heirs, beneficiaries, trustees, employees, contractors, agents, representatives, successors and assigns from and against any and all claims, liabilities, demands, lawsuits, litigation, losses, damages (including consequential damages and penalties), fees, costs and expenses (including settlement costs, and costs and expenses of counsel and other professional fees, including those incurred in investigating, bringing and defending any claim or action or threatened claim or action), obligations, liens, executions, fines, awards, defenses and causes of action, of every and whatever type, kind, nature, description or character, that Executive or any of his heirs, beneficiaries, trustees, employees, contractors, agents, representatives, successors or assigns may suffer or incur relating to this Agreement or in connection with Executive carrying out his duties or other obligations under this Agreement.

         4. SUCCESSORS. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of Company and its successors and assigns. Company may assign this Agreement to any successor or affiliated entity, subsidiary or parent company, provided that such assignee agrees to be bound by the terms of this Agreement applicable to Company as if such assignee were an original party to this Agreement.

         5.    MISCELLANEOUS.

            A. MODIFICATION/WAIVER. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

            B. TAXES. Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement. Executive agrees to indemnify Company and hold Company harmless from any and all claims or penalties asserted against Company for any failure by Executive to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement.

            C. GOVERNING LAW; PERSONAL JURISDICTION. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California. The parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in California. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

            D. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by email, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith. Copies of all notices sent hereunder shall be forwarded to the following: to Executive, c/o Michael Wolf, Esq., Wolf, Rifkin, Shapiro & Schulman, LLP, 11400 West Olympic Boulevard, Ninth Floor, Los Angeles, California 90064; to the Company, c/o Gregory L. Hrncir, Esq., 4501 Hayvenhurst Ave., Encino, California 91436, with a copy to Lawrence S. Schroeder, Strategic Gaming Investments, Inc., 2580 Anthem Village Dr., Henderson, Nevada 89052.

            E.    SEVERABILITY.   The  invalidity  or  unenforceability  of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            F.    WITHHOLDINGS.   Company may withhold from any amounts payable
under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            G. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Notwithstanding this
Section 13(G), nothing contained in this Agreement shall alter, amend or effect in any way the terms and conditions of the Merger Agreement.

            H. WAIVER. The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      IN WITNESS WHEREOF, Executive has hereunto set Executive's hand, and Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

COMPANY:
                                           EXECUTIVE:

NEOLINK WIRELESS CONTENT, INC.

By:                                        /s/ Lawrence S. Schroeder
                                           /s/ Donald R. Beck
Name:  Lawrence S. Schroeder               DONALD R. BECK
Its:  Director